EXHIBIT 99.3

Risks related to regulatory approval of our drug candidates

We depend on our ability to gain alignment with the FDA and other regulatory authorities on our regulatory strategy for sotagliflozin in heart failure. If we fail to effectively gain such alignment, our business will suffer and our stock price will likely decline.

We have reported positive results from two outcomes studies of sotagliflozin involving approximately 10,500 and 1,200 patients, respectively, with primary endpoints evaluating a composite of total cardiovascular death, hospitalizations for heart failure and urgent visits for heart failure. In connection with the early close-out of the studies, the primary endpoints were modified so that, among other things, the events of cardiovascular death, hospitalizations for heart failure and urgent visits for heart failure were determined by clinical investigators rather than by independent adjudication. We cannot offer any assurances that the FDA and other regulatory authorities will accept the determination of such events without independent adjudication or will not raise other concerns relating to the early close-out of the studies. Should the FDA or other regulatory authorities require independent adjudication of such events or otherwise object to our strategy of seeking regulatory approval of sotagliflozin in heart failure on the basis of the studies, as closed out early, our business and financial condition could be materially harmed and we may be more heavily dependent on the success of our other drug programs.

Risks related to our relationships with third parties

We depend on our ability to establish a strategic collaboration for the further development and commercialization of sotagliflozin in heart failure.

Our existing resources and infrastructure are insufficient for the commercialization of sotagliflozin for heart failure. Although we seek to collaborate with another pharmaceutical or biotechnology company or companies under terms which would enable reliance on their resources and infrastructure, in whole or in part, for those commercialization efforts and provide additional funding to support our own activities in support of such efforts, including seeking regulatory approvals, we may be unable to successfully enter into any such collaborative arrangement on reasonable terms, or at all. If we are unable to enter into any such collaborative arrangement, or if we are otherwise unable to raise sufficient additional capital, we will minimally require substantial additional resources to pursue and may elect or be forced to forego the further development and commercialization of sotagliflozin in heart failure.